UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report: November 20, 2006
Date of earliest event reported: November 14, 2006

PACEL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-29459	54-1712558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

7621 Little Ave. Suite 101, Charlotte, North Carolina	28226
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (704) 643-0676

N/A
(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the terms of a Common Stock Purchase Agreement dated November 14, 2006, the Registrant sold 5,454,545,455 shares of its common stock (“Shares”) to Scenic Marketing, LLC, (“Scenic”) for consideration consisting of $50,000 cash plus a $250,000 Letter of Credit from Bank of America in favor of the Registrant, which will be secured by assets pledged by Scenic. The Letter of Credit will be used by the Registrant to obtain workers compensation insurance from Guaranty Insurance Company for use in connection with the Registrant’s human resources business. A copy of the Common Stock Purchase Agreement is attached as a exhibit to this report.

The sale of the Shares was undertaken as a non-public offering pursuant to Section 4(2) of the Securities Act of 1933.

Section 5 - Corporate Governance and Management

Item 5.01 Changes in Control of Registrant

The Shares referred to in Item 3.02 of this report resulted in a change of control of the Registrant. Scenic Marketing Group, Inc. (“Scenic”) will be the holder of 54.86% of the issued and outstanding common stock of the Registrant after the acquisition of the Shares. The sources of the funds were the personal funds of Scenic plus a Letter of Credit for $250,000 from Bank of America in favor of the Registrant, which Letter of Credit will be secured by assets pledged by Scenic. The Letter of Credit will be used by the Registrant to obtain workers compensation insurance from Guaranty Insurance Company for use in connection with the Registrant’s human resources business.

The Registrant has been informed by Scenic that it intends to seek the election of new directors.

Item 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

Exhibit No.      Description

10.1        Common Stock Purchase Agreement dated November 14, 2006

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacel Corp

Dated: November 20, 2006	By: /s/ Gary Musselman President